For Immediate Release

FERRO REPORTS SIGNIFICANTLY HIGHER ADJUSTED EPS FROM CONTINUING OPERATIONS FOR FOURTH QUARTER AND FULL YEAR 2014

•	Full Year 2014 Adjusted EPS from Continuing Operations Increases to $0.62 from $0.33 for the Full Year 2013

•	Fourth Quarter 2014 Adjusted EPS from Continuing Operations More than Doubles to $0.13 from $0.06 in Fourth Quarter 2013

•	Adjusted Return on Invested Capital (“ROIC”) from Continuing Operations Increases to 11.1%

•	Full Year 2015 Adjusted EPS Guidance Established at $0.85 - $0.90, Which Includes an Estimated $0.12 - $0.14 Negative Effect on Earnings from Forecasted Changes in Foreign Currency Rates

CLEVELAND, Ohio – February 25, 2015 – Ferro Corporation (NYSE: FOE, the “Company”) today reported results for the fourth quarter and full year ended December 31, 2014.  Fourth quarter diluted earnings per share attributable to common shareholders was $0.13, compared with $0.69 in the fourth quarter of 2013.  For full year 2014, diluted earnings per share attributable to common shareholders was $0.99 compared with $0.82 for 2013.

During 2014, the Company recognized substantially all of the Specialty Plastics and Polymer Additives segments as discontinued operations and subsequently sold the majority of the related assets of these two segments in the third and fourth quarters of 2014, respectively.  Accounting for these two segments as discontinued operations, Ferro reported a fourth quarter loss from continuing operations attributable to common shareholders of $0.35 per diluted share compared with income of $0.65 per diluted share in the fourth quarter of 2013.  For the full year 2014, income from continuing operations attributable to common shareholders was a loss of $0.10 per diluted share compared with income of $0.72 per diluted share in the prior year.

The results for continuing operations in both years include a number of charges and gains, relating to, among other items, restructuring activities, asset impairments, gains and losses on certain asset sales, pension and other postretirement benefits mark-to-market adjustments, and a loss associated with the refinancing of the Company’s debt.  Adjusting for these items, fourth quarter 2014 earnings per diluted share from continuing operations increased by 117% to $0.13, compared with $0.06 per diluted share in the fourth quarter of 2013.  For full year 2014, adjusted earnings per diluted share from continuing operations increased by 88% to $0.62 versus earnings of $0.33 per diluted share in 2013.  Please refer to the supplemental tables in this news release for additional information concerning adjusted financial results for the Company’s continuing operations.

The Company attributed the increase in profitability for the year primarily to increased sales and gross profit in the Performance Colors and Glass segment, coupled with reduced selling, general and administrative (“SG&A”) expenses.  Performance Colors and Glass value-added sales and gross profit increased by 6% and 20%, respectively, in 2014 compared with 2013.

On a consolidated basis, net sales were $1.1 billion in 2014, compared with net sales of $1.2 billion in 2013.  Excluding the impact of exited business lines ($30 million), primarily related to the metal powders business divested in October 2013, and excluding precious metal sales, value-added sales were flat on a year-over-year basis.  Changes in foreign currency exchange rates adversely impacted reported 2014 annual sales by approximately $20 million.  Value-added sales increased by 2% after adjusting for the foreign currency impact.

Overall volumes for the year increased by approximately 2% compared with 2013.  Volumes improved in both the Performance Colors and Glass and the Performance Coatings segments, while volumes declined in the Pigments, Powders and Oxides segment.  While a richer mix of business within the segments contributed approximately $17 million to sales, lower average selling prices, primarily in Performance Coatings, adversely impacted consolidated sales by approximately $16 million.

Peter Thomas, Chairman, President and Chief Executive Officer, commented, “Ferro marked another solid quarter of adjusted earnings growth, exceeding our expectations, as we continued to execute on our Value Creation Strategy.  The quarter was a strong finish to a very good year, with our adjusted ROIC, excluding the impact of the Vetriceramici acquisition, exceeding 11%.  Along with improving earnings, we have also made considerable progress realigning our business portfolio.  In December, we closed the disposition of the majority of the assets of our Polymer Additives business, and closed our €83 million acquisition of high-end tile coatings supplier Vetriceramici.”

Mr. Thomas added, “Despite headwinds in some markets and unfavorable foreign currency exchange rates, we believe Ferro is well-positioned for positive sales and earnings growth in 2015.  While we will continue to focus on optimizing our cost structure, we expect to reinvigorate sales growth through new product development and geographic expansion, and by leveraging our recent acquisitions.  For 2015, we expect value-added sales growth of 10% - 11%, excluding the effect of foreign exchange rates.  Through the increased sales, we expect to achieve adjusted EPS of $0.85 to $0.90, and generate approximately $50 million of free cash flow.  In addition, as of the end of 2014, we have a strong balance sheet with $141 million of cash and an additional $200 million of available liquidity.  We are focused on leveraging our strong balance sheet to pursue attractive growth opportunities that will build on Ferro’s market positions and further enhance shareholder value.”

2014 Fourth-Quarter Results

Ferro reported net sales of $261 million in the fourth quarter of 2014, compared with net sales of $276 million in the fourth quarter of 2013.  Value-added sales, which exclude precious metal sales, were $252 million in the fourth quarter of 2014 versus $259 million in the fourth quarter of the prior year.  Adjusting for the impact of previously divested business lines ($3 million), value-added sales declined by 1%.  Adjusting for the adverse impact of changes in foreign currency exchange rates

(estimated at $15 million) and divested business lines, value-added sales increased by approximately 5%.

Value-added sales for the Performance Colors and Glass segment increased by 6%.  Value-added sales for Performance Coatings declined 5%, and value-added sales in the Pigments, Powders and Oxides segment, excluding the impact of exited business lines not reported as discontinued operations, declined 8%.  On a constant currency basis, removing the negative impact of foreign currency exchange rates, value-added sales increased by 12% for Performance Colors and Glass and by 2% for Performance Coatings, and declined by 6% in the Pigments, Powders and Oxides segment.

The Company recognizes actuarial gains and losses on its pension and other postretirement benefit plans in operating results in the year in which the gains or losses occur.  Gains and losses are generally measured annually as of December 31 and recorded in the fourth quarter.  The mark-to-market adjustments impact cost of goods sold and SG&A costs.  For the fourth quarter of 2014, the adjustments resulted in a charge, increasing cost of goods sold by approximately $6 million and SG&A expenses by approximately $81 million.  The fourth-quarter 2013 pension adjustment resulted in a gain of approximately $70 million, primarily recorded within SG&A.  The gains and losses in both years are primarily associated with actuarial assumptions used in calculating the value of the U.S. pension liability.  In 2014, the discount rate used to value the liability declined by 100 basis points, compared with the prior year, increasing the value of the liability by approximately $50 million.  In addition, during the fourth quarter of 2014, the Company adopted the use of new mortality tables within its valuation assumptions, which had a one-time impact of increasing the liability.  The new mortality tables reflect underlying increases in life expectancy of participants, resulting in longer benefit payment periods.  The impact of the change in mortality assumption on the U.S. pension liability was an increase of the liability of approximately $18 million.  The 2013 gain was primarily driven by the change in discount rate used to value the liability, which increased by 95 basis points compared with 2012, resulting in a reduction in the value of the liability.

Gross profit was $59 million for the 2014 fourth quarter compared with $67 million for the fourth quarter of 2013.  Excluding special charges, adjusted gross profit was $65 million (25.8% of value-added sales) compared with $67 million (26.0% of value-added sales) in the prior-year period.

SG&A expenses for the 2014 fourth quarter were $134 million.  For the fourth quarter of 2013, SG&A expenses were recorded as income of $15 million.  Excluding special items in both periods, including the pension adjustments described above, SG&A expenses declined 15% to $46 million from $55 million.  Included in both periods is the impact of incentive and stock-based compensation accruals, including a charge of approximately $5 million in the fourth quarter of 2014 versus a charge of $7 million in the same quarter of 2013.

During the fourth quarter of both years, the Company incurred charges associated with its ongoing efforts to restructure operations and exit underperforming assets.  Fourth quarter 2014 restructuring charges were $1 million, which compared with restructuring and impairment charges of $5 million and $10 million, respectively, in the fourth quarter of 2013.

Net income attributable to common shareholders for the quarter ended December 31, 2014, was $11 million, or $0.13 per diluted share, compared with net income of $61 million, or $0.69 per diluted share, in the fourth quarter of 2013.  Included in both periods are the Company’s defined benefit pension and other postretirement benefit mark-to-market adjustments, as described above, which negatively impacted 2014 earnings and favorably affected 2013 earnings.  Adjusted net income from continuing operations attributable to common shareholders was $12 million, or $0.13 per diluted share, compared with adjusted net income of $5 million, or $0.06 per diluted share, in the prior-year quarter.

Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) were approximately $28 million in the fourth quarter of 2014, compared with $22 million in the same period of 2013. Adjusted EBITDA margins, as a percentage of value-added sales, were 11.2% in the fourth quarter of 2014 and 8.6% in the same period last year.

2014 Full Year Results

Ferro reported net sales of $1.1 billion for the full year 2014 compared with net sales of $1.2 billion for 2013.  Value-added sales were $1.1 billion for both the full year 2014 and 2013.  Excluding the impact of exited business lines ($30 million), primarily related to the metal powders business divested in October 2013, and excluding precious metal sales, value-added sales were flat on a year-over-year basis.  Changes in foreign currency exchange rates adversely impacted reported sales by approximately $20 million.  Adjusting for the foreign currency impact, value-added sales increased by 2%.

Gross profit was $285 million for 2014 compared with $278 million for 2013.  Excluding special charges, adjusted gross profit was $291 million (27.3% of value-added sales) compared with $282 million (25.8% of value-added sales) in 2013.

SG&A expenses were $287 million for the full year compared with $151 million in 2013.  Excluding special charges in both years, including the pension adjustment described above, SG&A expenses declined 10% to $192 million from $213 million. Included in both years is the impact of incentive and stock-based compensation accruals, including a charge of approximately $21 million in 2014 compared with a charge of approximately $25 million in 2013.

The Company recorded a $9 million charge associated with restructuring in 2014 compared with restructuring and impairment charges totaling $41 million in 2013.  The charges are related to the Company’s ongoing efforts to restructure operations and exit underperforming assets.

Net income attributable to common shareholders for the year ended December 31, 2014, was $86 million, or $0.99 per diluted share, compared with net income of $72 million, or $0.82 per diluted share, in 2013. Adjusted net income from continuing operations attributable to common shareholders was $54 million, or $0.62 per diluted share, compared with $29 million, or $0.33 per diluted share, in the prior year.

Adjusted EBITDA was approximately $133 million for 2014 compared with $101 million in 2013.  Adjusted EBITDA margins, represented as a percentage of value-added sales, were 12.4% in 2014 and 9.2% in 2013.

ROIC from continuing operations for 2014 was 9.4%.  This includes one month of operating results for Vetriceramici, as the business was acquired in December 2014, and the invested capital associated with the acquisition.  Adjusting to exclude the Vetriceramici acquisition, ROIC from continuing operations was 11.1% compared, with 7.7% for the full year 2013.

Total debt at December 31, 2014 was $312 million, equivalent to the prior year-end.  Cash balances increased by $112 million to $141 million, resulting in a reduction in net debt (debt less cash) of $112 million.  Disposition proceeds derived from the sale of the Specialty Plastics and

Polymer Additives assets, net of the cash used in the purchase of Vetriceramici, was the primary driver for the reduction in net debt during 2014.

Outlook

The Company expects adjusted earnings for 2015 to be in the range of $0.85 to $0.90 per diluted share.  This guidance includes a negative earnings impact of $0.12 - $0.14 associated with expected changes in foreign currency rates.

Value-added sales, which exclude precious metals sales, are expected to increase by 2% - 3%, including a projected 8% negative impact from changes in foreign currency exchange rates.  Holding 2015 budgeted foreign exchange rates constant at 2014 levels, value-added sales growth would be 10% - 11%.  Gross profit, as a percent of value-added sales, is expected to be in the range of 29.0% - 29.5%, and operating profit is expected to be in the range of 11.5% - 12.0% of value-added sales.

The increase in operating profit coupled with a lower effective tax rate of 29% and lower interest expense, resulting from Ferro’s August 2014 refinancing, is expected to drive increased adjusted earnings per share from continuing operations and result in free cash flow of approximately $50 million.  The Company continues to target an annualized return on invested capital of 15%, which it expects to achieve in the 2015 - 2016 time frame.

The Company estimates that changes in foreign currency rates between 2015 and 2014 will adversely impact operating profit from continuing operations by $15 million - $17 million, or $0.12 - $0.14 on a diluted earnings per share basis, including the impact of translation and the effect of selling certain U.S. manufactured products into Asia, that are priced in local currency.  For budgeting purposes, the Company has assumed a U.S. dollar to euro exchange rate of 1.12.  The change in the euro exchange rate accounts for approximately 75% of the sales and operating income reduction associated with foreign currency.  Other currencies, primarily in Asia, Latin America and Russia, account for the remaining adverse impact on forecasted sales and operating income.

The 2015 full year guidance assumes no additional acquisitions, although the Company is pursuing additional business opportunities to strengthen its position in glass-based coatings and to expand its presence as a leading provider of color solutions for industrial applications.

Mr. Thomas noted, “Business conditions remain challenging, including persistent weakness in Europe, but we continue to see 2015 as a year of substantial adjusted earnings growth and strong cash generation.  We strongly believe that our core business portfolio, as it is now comprised, can deliver increased cash flow, higher returns on invested capital, and greater shareholder value.  We also believe there are ample opportunities within our markets to continue to make value creating investments to expand our geographic footprint, improve our technology position and enhance our business portfolio.”

Conference Call

The Company will host a conference call to discuss its fourth-quarter financial results and current outlook for 2015 on Thursday, February 26, 2015, at 10:00 a.m. Eastern Time.  To listen to the call, dial 800-755-6634 if calling from the United States or Canada, or dial 212-231-2919 if calling from outside North America.  Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available through noon Eastern Time on March 5th.  To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America.  Use the program ID #21761892 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through March 31, 2015.  The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com.  A podcast of the conference call will also be available on the site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 3,985 employees globally and reported 2014 sales of $1.1 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws.  These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment.  Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;
•	Ferro’s ability to complete acquisitions or dispositions, and to successfully integrate acquisitions;
•	Demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;
•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results;
•	currency conversion rates and economic, social, regulatory, and political conditions around the world;
•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;
•	Ferro’s ability to access capital markets, borrowings, or financial transactions;
•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;
•	the availability of reliable sources of energy and raw materials at a reasonable cost;
•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;
•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	sale of products into highly regulated industries;
•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;
•	competitive factors, including intense price competition;
•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against it;
•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;
•	management of Ferro’s general and administrative expenses;
•	Ferro’s multi-jurisdictional tax structure;
•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;
•	the effectiveness of strategies to increase Ferro’s return on invested capital, and the short-term impact acquisitions may have on return on invested capital;
•	stringent labor and employment laws and relationships with the Company’s employees;
•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;
•	implementation of new business processes and information systems, including the outsourcing functions to third parties;
•	exposure to lawsuits in the normal course of business;
•	risks and uncertainties associated with intangible assets;
•	Ferro’s borrowing costs could be affected adversely by interest rate increases;
•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;
•	Ferro may not pay dividends on its common stock in the foreseeable future; and
•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the year ended December 31, 2014.

# # #

Contacts:

Investor Contact:
John Bingle, 216-875-5411
Treasurer and Director of Investor Relations
john.bingle@ferro.com

or

Media Contact:
Mary Abood, 216-875-5401
Director, Corporate Communications
mary.abood@ferro.com

Table 1

Ferro Corporation and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)	Three months ended		Twelve months ended
	December 31, (Unaudited)		December 31,
	2014	2013	2014	2013

Net sales	$260,928	$275,835	$1,111,626	$1,188,582
Cost of sales	202,054	209,214	826,541	910,910
Gross profit	58,874	66,621	285,085	277,672

Selling, general and administrative expenses	134,418	(14,718)	286,762	150,753
Restructuring and impairment charges	1,020	14,843	8,849	40,929
Other expense (income):
Interest expense	3,301	4,808	16,263	20,152
Interest earned	(66)	(100)	(118)	(271)
Loss on extinguishment of debt	32	—	14,384	—
Foreign currency losses, net	116	118	1,159	4,205
Miscellaneous (income) expense, net	(3,418)	(6,160)	622	(16,286)
(Loss) income before income taxes	(76,529)	67,830	(42,836)	78,190
Income tax (benefit) expense	(46,575)	10,727	(34,227)	14,285
(Loss) income from continuing operations	(29,954)	57,103	(8,609)	63,905
Income from discontinued operations, net of income taxes	41,508	3,760	94,840	8,540
Net income	11,554	60,863	86,231	72,445
Less: Net income attributable to noncontrolling interests	111	326	160	503
Net income attributable to Ferro Corporation common shareholders	$11,443	$60,537	$86,071	$71,942

(Loss) earnings per share attributable to Ferro Corporation common shareholders:
Basic (loss) earnings:
Continuing operations	$(0.35)	$0.66	$(0.10)	$0.73
Discontinued operations	0.48	0.04	1.09	0.10
	$0.13	$0.70	$0.99	$0.83

Diluted (loss) earnings:
Continuing operations	$(0.35)	$0.65	$(0.10)	$0.72
Discontinued operations	0.48	0.04	1.09	0.10
	$0.13	$0.69	$0.99	$0.82
Shares outstanding:
Weighted-average basic shares	86,986,941	86,541,322	86,920,103	86,483,603
Weighted-average diluted shares	86,986,941	87,695,505	86,920,103	87,497,387
End-of-period basic shares	86,990,066	86,653,440	86,990,066	86,653,440

Table 2

Ferro Corporation and Subsidiaries

Segment Net Sales and Gross Profit

(Dollars in thousands)	Three months ended		Twelve months ended
	December 31, (Unaudited)		December 31,
	2014	2013	2014	2013
Segment Net Sales
Performance Coatings	$141,688	$148,439	$588,538	$600,361
Performance Colors and Glass	95,468	91,373	407,674	390,007
Pigments, Powders and Oxides	23,772	36,023	115,414	198,214
Total segment net sales	$260,928	$275,835	$1,111,626	$1,188,582

Segment Gross Profit
Performance Coatings	$28,606	$32,877	$131,043	$134,138
Performance Colors and Glass	31,294	25,622	134,964	112,825
Pigments, Powders and Oxides	5,532	8,785	28,480	36,235
Other costs of sales	(6,558)	(663)	(9,402)	(5,526)
Total gross profit	$58,874	$66,621	$285,085	$277,672

Selling, general and administrative expenses	$134,418	$(14,718)	$286,762	$150,753
Restructuring and impairment charges	1,020	14,843	8,849	40,929
Other expense, net	(35)	(1,334)	32,310	7,800
(Loss) income before income taxes	$(76,529)	$67,830	$(42,836)	$78,190

Table 3

Ferro Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands)	December 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$140,500	$28,328
Accounts receivable, net	236,749	238,278
Inventories	158,368	144,780
Deferred income taxes	7,532	6,511
Other receivables	25,635	19,963
Other current assets	17,912	16,214
Current assets held-for-sale	27,087	101,315
Total current assets	613,783	555,389
Other assets
Property, plant and equipment, net	212,642	225,255
Goodwill	93,733	63,473
Intangible assets, net	57,309	13,027
Deferred income taxes	39,712	19,283
Other non-current assets	60,982	59,663
Non-current assets held-for-sale	18,737	72,102
Total assets	$1,096,898	$1,008,192

LIABILITIES AND EQUITY
Current liabilities
Loans payable and current portion of long-term debt	$8,382	$44,729
Accounts payable	129,236	120,641
Accrued payrolls	36,051	42,320
Accrued expenses and other current liabilities	53,133	66,026
Current liabilities held-for-sale	10,016	40,015
Total current liabilities	236,818	313,731
Other liabilities
Long-term debt, less current portion	303,629	267,469
Postretirement and pension liabilities	167,772	119,600
Other non-current liabilities	50,359	30,656
Non-current liabilities held-for-sale	2,304	2,893
Total liabilities	760,882	734,349

Total Ferro Corporation shareholders’ equity	324,384	261,518
Noncontrolling interests	11,632	12,325
Total liabilities and equity	$1,096,898	$1,008,192

Table 4

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)	Three months ended		Twelve months ended
	December 31, (Unaudited)		December 31,
	2014	2013	2014	2013
Cash flows from operating activities
Net income	$11,554	$60,863	$86,231	$72,445
Gain on sale of assets and businesses	(73,898)	(4,918)	(124,026)	(15,604)
Depreciation and amortization	7,025	12,028	38,490	50,028
Restructuring and impairment charges	(592)	16,226	11,564	20,581
Loss on extinguishment of debt	32	—	14,384	—
Accounts and trade notes receivable	(8,862)	39,303	(5,667)	16,224
Inventories	13,428	5,938	(12,575)	18,056
Accounts payable	(7,298)	(22,099)	5,936	(27,963)
Other current assets and liabilities	(13,544)	598	(21,085)	(7,765)
Other operating activities	90,728	(92,478)	67,221	(107,538)
Net cash provided by operating activities	18,573	15,461	60,473	18,464

Cash flows from investing activities
Capital expenditures for property, plant and equipment and other long lived assets	(12,772)	(13,033)	(53,768)	(34,220)
Proceeds from sale of Specialty Plastics, net	—	—	88,337	—
Proceeds from sale of Polymer Additives, net	149,493	—	149,493	—
Proceeds from sale of Ferro Pfanstiehl Laboratories, net	—	—	—	16,912
Proceeds from sale of assets	829	17,227	6,740	33,261
Acquisition of Turkey commercial assets	—	—	(6,726)	—
Acquisition of Vetriceramici	(108,872)	—	(108,872)	—
Other investing activities	—	96	—	1,215
Net cash provided by investing activities	28,678	4,290	75,204	17,168

Cash flows from financing activities
Net borrowings (repayments) under loan payable (1)	1,428	(15,107)	(41,101)	(5,884)
Proceeds from revolving credit facility	80,063	80,951	457,907	449,268
Principal payments on revolving credit facility	(80,063)	(91,255)	(467,112)	(442,659)
Proceeds from term loan facility	—	—	300,000	—
Principal payments on term loan facility	(750)	—	(750)	—
Extinguishment of convertible senior notes	—	—	—	(35,066)
Repayment of 7.875% Senior Notes	—	—	(260,451)	—
Payment of debt issuance costs	(237)	—	(7,071)	—
Other financing activities	381	(1,640)	435	(2,374)
Net cash provided by (used in) financing activities	822	(27,051)	(18,143)	(36,715)
Effect of exchange rate changes on cash and cash equivalents	(2,859)	(225)	(5,362)	(165)
Increase (decrease) in cash and cash equivalents	45,214	(7,525)	112,172	(1,248)
Cash and cash equivalents at beginning of period	95,286	35,853	28,328	29,576
Cash and cash equivalents at end of period	$140,500	$28,328	$140,500	$28,328

Cash paid during the period for:
Interest	$4,673	$1,291	$28,536	$26,775
Income taxes	$5,047	$2,910	$9,376	$5,815

(1)	Includes cash flows related to our domestic accounts receivable program, international accounts receivable sales programs as well as loans payable to banks.

Table 5

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Reported Income to Adjusted Income

For the Three Months Ended December 31 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense, net	Income tax (benefit) expense	Net (loss) income attributable to common shareholders	Diluted (loss) earnings per share

	2014

As reported	$202,054	$134,418	$1,020	$(35)	$(46,575)	$11,443	$0.13
Special items:
Restructuring	—	—	(1,020)	—	367	653	0.01
Pension[1]	(6,124)	(81,365)	—	—	31,496	55,993	0.63
Other[2]	100	(6,563)	—	102	2,290	4,071	0.05
Taxes[3]	—	—	—	—	19,025	(19,025)	(0.22)
Discontinued operations	—	—	—	—	—	(41,508)	(0.47)
Total special items[4]	(6,024)	(87,928)	(1,020)	102	53,178	184	0.00
As adjusted	$196,030	$46,490	$—	$67	$6,603	$11,627	$0.13

	2013

As reported	$209,214	$(14,718)	$14,843	$(1,334)	$10,727	$60,537	$0.69
Special items:
Impairment	—	—	(9,586)	—	3,451	6,135	0.07
Restructuring	—	—	(5,257)	—	1,893	3,364	0.04
Pension[1]	19	70,096	—	—	(25,241)	(44,874)	(0.51)
Other[2]	(550)	(878)	—	4,939	(1,264)	(2,247)	(0.03)
Taxes[3]	—	—	—	—	13,692	(13,692)	(0.16)
Discontinued operations	—	—	—	—	—	(3,760)	(0.04)
Total special items[4]	(531)	69,218	(14,843)	4,939	(7,470)	(55,073)	(0.63)
As adjusted	$208,683	$54,500	$—	$3,605	$3,257	$5,464	$0.06

1	Pension and other postretirement benefits mark-to-market adjustment of the related net liabilities.

2

Includes certain severance costs, ongoing costs at facilities that have been idled, gain/loss on divestitures, proxy contest related costs and certain business development activities, and certain costs related to divested assets and product lines.

3	Adjustment of reported income and of special items to a normalized 36% rate for 2014 and 2013.

4	Due to rounding of discrete items, total special items earnings per share does not always add to the total.

It should be noted that adjusted income and earnings per share are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  The adjusted income and earnings per share presented here exclude certain special items including restructuring charges, pension and other postretirement benefit mark-to-market adjustments, certain severance costs, ongoing costs at facilities that have been idled, gain/loss on divestitures, proxy contest related costs and certain business development activities, certain costs related to divested assets and product lines, income taxes and discontinued operations.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.  In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 6

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Reported Income to Adjusted Income

For the Twelve Months Ended December 31 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense, net	Income tax (benefit) expense	Net income (loss) attributable to common shareholders	Diluted earnings (loss) per share

	2014

As reported	$826,541	$286,762	$8,849	$32,310	$(34,227)	$86,071	$0.99
Special items:
Restructuring	—	—	(8,849)	—	3,186	5,663	0.06
Pension[1]	(6,124)	(81,365)	—	—	31,496	55,993	0.63
Other[2]	422	(13,213)	—	(19,424)	11,597	20,618	0.23
Taxes[3]	—	—	—	—	18,806	(18,806)	(0.21)
Discontinued operations	—	—	—	—	—	(94,840)	(1.08)
Noncontrolling interest	—	—	—	—	—	(461)	—
Total special items[5]	(5,702)	(94,578)	(8,849)	(19,424)	65,085	(31,833)	(0.37)
As adjusted	$820,839	$192,184	$—	$12,886	$30,858	$54,238	$0.62

	2013

As reported	$910,910	$150,753	$40,929	$7,800	$14,285	$71,942	$0.82
Special items:
Impairment	—	—	(9,586)	—	3,451	6,135	0.07
Restructuring	—	—	(31,343)	—	11,283	20,060	0.23
Pension[1]	19	70,096	—	—	(25,241)	(44,874)	(0.51)
Other[2]	(4,015)	(7,660)	—	13,795	(763)	(1,357)	(0.02)
Taxes[3]	—	—	—	—	13,863	(13,863)	(0.16)
Solar Pastes[4]	—	—	—	—	—	205	—
Discontinued operations	—	—	—	—	—	(8,540)	(0.10)
Noncontrolling interest	—	—	—	—	—	(394)	—
Total special items[5]	(3,996)	62,436	(40,929)	13,795	2,593	(42,628)	(0.49)
As adjusted	$906,914	$213,189	$—	$21,595	$16,878	$29,314	$0.33

1	Pension and other postretirement benefits mark-to-market adjustment of the related net liabilities.

2

Includes certain severance costs, ongoing costs at facilities that have been idled, gain/loss on divestitures, proxy contest related costs and certain business development activities, and certain costs related to divested assets and product lines.

3	Adjustment of reported income and of special items to a normalized 36% rate for 2014 and 2013.

4

Adjustment to exclude the operations of solar pastes product line prior to the completion of the transaction on February 6, 2013 where certain solar paste assets were sold and the Company exited the product line. We believe this adjustment, in combination of the adjustment to exclude the gain on the sale of solar pastes assets of $8,954 included within the adjustments to the other expense, net column, provides investors with additional information on the underlying operations of the business.

5	Due to rounding of discrete items, total special items earnings per share does not always add to the total.

It should be noted that adjusted income and earnings per share are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  The adjusted income and earnings per share presented here exclude certain special items including, restructuring  charges, severance costs, pension and other postretirement benefit mark-to-market adjustments, costs at facilities that have been idled, gain/loss on divestitures, proxy contest related costs, the overall financial impact of currency related items in South America, certain business development costs, taxes and discontinued operations. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.  In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 7

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Segment Net Sales Excluding Precious Metals to Net Sales

and Schedule of Adjusted Gross Profit (unaudited)

(Dollars in thousands)	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013

Performance Coatings	$141,688	$148,439	$588,538	$600,361
Performance Colors and Glass	86,896	81,604	367,637	346,426
Pigments, Powders and Oxides	23,401	28,684	109,477	145,073
Total segment net sales excluding precious metals	251,985	258,727	1,065,652	1,091,860
Sales of precious metals	8,943	17,108	45,974	96,722
Total net sales	$260,928	$275,835	$1,111,626	$1,188,582

Net sales excluding precious metals	$251,985	$258,727	$1,065,652	$1,091,860
Adjusted cost of sales[1]	196,030	208,683	820,839	906,914
Cost of sales from precious metals	(8,943)	(17,108)	(45,974)	(96,722)
Adjusted cost of sales excluding precious metals	187,087	191,575	774,865	810,192
Adjusted gross profit	$64,898	$67,152	$290,787	$281,668
Adjusted gross profit percentage	25.8%	26.0%	27.3%	25.8%

1.

Adjusted cost of sales reflects pro forma adjustments of $6.0 and $0.5 million for the three months ended December 31, 2014 and 2013, respectively, and $5.7 million and $4.0 million for the twelve months ended December 31, 2014 and 2013, respectively

It should be noted that segment net sales excluding precious metals, adjusted cost of sales and adjusted gross profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. Adjusted gross profit and adjusted cost of sales excludes special items, primarily comprised of costs at facilities that have been idled and certain costs related to divested businesses and product lines. We believe this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 8

Ferro Corporation and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA (unaudited)

(Dollars in thousands)	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income attributable to Ferro Corporation common shareholders	$11,443	$60,537	$86,071	$71,942
Income from discontinued operations, net of income taxes	(41,508)	(3,760)	(94,840)	(8,540)
Interest expense	3,301	4,808	16,263	20,152
Income tax (benefit) expense	(46,575)	10,727	(34,227)	14,285

Depreciation and amortization	7,025	9,086	34,309	37,662
Less interest amortization expense and other	(385)	(316)	(3,106)	(2,932)
Cost of sales adjustments	6,024	531	5,702	3,996
SG&A Adjustments	87,928	(69,218)	94,578	(62,436)
Restructuring and Impairment	1,020	14,843	8,849	40,929
Other (income) expense adjustments	(102)	8,334	19,424	7,814
Noncontrolling interest adjustments	—	—	(461)	(394)
Gain on sale of assets and business	—	(13,273)	—	(22,227)
Solar Pastes Operations	—	—	—	323
Adjusted EBITDA	$28,171	$22,299	$132,562	$100,574

Net sales excluding precious metals	$251,985	$258,727	$1,065,652	$1,091,860
Adjusted EBITDA as a % of net sales excluding precious metals	11.2%	8.6%	12.4%	9.2%

It should be noted that adjusted EBITDA is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted EBITDA is net income before the effects of discontinued operations, interest, income taxes, depreciation and amortization, non-recurring adjustments to cost of sales, non-recurring adjustments to SG&A, restructuring and impairment charges, non recurring adjustments to miscellaneous income and expense, and the gain and impact of solar operations in the first quarter of 2013. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 9

Ferro Corporation and Subsidiaries

Supplemental Information

Return on Invested Capital

For the Twelve Months Ended (unaudited)

(Dollars in thousands)	December 31,	December 31,
	2014	2013

Gross profit	$285,085	$277,672
Selling, general and administrative expenses	286,762	150,753
Total operating profit	(1,677)	126,919
Pro forma adjustments[1]	101,624	(56,974)
Adjusted operating profit before tax	99,947	69,945
Less: Tax at pro forma rate of 36%	(35,981)	(25,180)
Net operating profit after tax	$63,966	$44,765

Add: Vetriceramici NOPAT loss	536
Net operating profit after tax	$64,502

Equity	336,016	273,843
Equity - discontinued operations	(33,507)	(130,516)
Debt	312,011	312,198
Off balance sheet precious metal leases	26,535	30,919
Postretirement and pension liabilities	167,772	119,600
Environmental liabilities	14,440	6,376
Cash	(140,500)	(28,328)
Invested capital including Vetriceramici	$682,767	$584,092

Return on Invested Capital including Vetriceramici	9.4%	7.7%

Less: Vetriceramici Invested Capital	100,430
Invested capital excluding Vetriceramici	$582,337

Return on Invested Capital excluding Vetriceramici	11.1%

1  Includes pension and other postretirement benefits mark-to-market adjustments. ongoing costs at facilities that have been idled, proxy contest related costs, certain environmental related costs, certain business development activities, costs related to certain corporate projects, costs related to consignment costs of precious metal leases, certain costs related to divested businesses, assets and product lines and the overall financial impact of currency related items in South America.  We believe this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

It should be noted that adjusted operating profit and return on invested capital are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted operating profit is operating profit before the effects of discontinued operations, non recurring adjustments to cost of sales, non recurring adjustments to SG&A, and operations of our exited businesses. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 10

Ferro Corporation and Subsidiaries

Supplemental Information

Adjusted Net Sales excluding Precious Metals (unaudited)

	Three months ended
(Dollars in thousands)	December 31,
	2014	2013	Adjusted 2013 (1)	2014 vs 2013	2014 vs Adjusted 2013
Segment Net Sales excluding precious metals
Performance Coatings	$141,688	$148,439	$138,647	$(6,761)	$3,041
Performance Colors and Glass	86,896	81,604	77,532	5,292	9,364
Pigments, Powders and Oxides	23,401	28,684	28,030	(5,282)	(4,628)
Total segment net sales excluding precious metals	$251,985	$258,727	$244,209	$(6,751)	$7,777

	Twelve months ended
	December 31,
	2014	2013	Adjusted 2013 (1)	2014 vs 2013	2014 vs Adjusted 2013
Segment Net Sales excluding precious metals
Performance Coatings	$588,538	$600,361	$583,046	$(11,823)	$5,492
Performance Colors and Glass	367,637	346,426	344,008	21,211	23,629
Pigments, Powders and Oxides	109,477	145,073	144,251	(35,596)	(34,774)
Total segment net sales excluding precious metals	$1,065,652	$1,091,860	$1,071,305	$(26,208)	$(5,653)

(1)	The adjusted 2013 column represents 2013 net sales excluding precious metals retranslated using the current year’s exchange rate.

It should be noted that adjusted 2013 segment net sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted 2013 segment net sales excluding precious metals is retranslated using the current year’s exchange rate. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.